NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Partners GP, LLC 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Partners Declares Cash Distribution and Announces Schedule for Fourth Quarter and Year-End 2014 Earnings Release and Conference Call

DALLAS, TEXAS, February 5, 2015 - Alon USA Partners, LP (NYSE: ALDW) ("Alon Partners") today announced that the Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon Partners, declared a distribution of $0.70 per unit payable in cash on March 2, 2015 to common unitholders of record at the close of business on February 17, 2015. Cash available for distribution for the three months ended December 31, 2014 totaled $44.0 million.
Alon Partners also announced plans to release its fourth quarter and year-end 2014 financial results on Wednesday, March 4, 2015 after the market closes. In conjunction with the release, Alon Partners has scheduled a conference call, which will be broadcast live over the Internet on Friday, March 6, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

What:	Alon USA Partners, LP Fourth Quarter 2014 Earnings Conference Call
When:	Friday, March 6, 2015 - 10:00 a.m. Eastern Time
Where:
Live via phone by dialing 877-404-9648, or 412-902-0030 for international callers, at least 10 minutes prior to the start time and ask for the Alon Partners call. Investors may also listen to the conference live by logging on to the Alon Partners' website, http://www.alonpartners.com.

A telephonic replay of the conference call will be available through March 20, 2015, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13599645#. The archived webcast will also be available at http://www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholdings on the distributions received by them on behalf of foreign investors.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (“Alon Energy”) (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total crude oil throughput capacity of approximately 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

- Tables to follow -

The preliminary financial results for the three months ended December 31, 2014 presented below, and utilized for the determination of cash available for distribution, are forward-looking statements based on preliminary estimates. These results reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates and from past results or performance. Such preliminary results are subject to finalization of our financial closing process for the three months ended December 31, 2014. Consequently, there can be no assurances that the preliminary estimates set forth below will be the actual financial results for the three months ended December 31, 2014, and any variation between the estimates and our actual results set forth below may be material.

ALON USA PARTNERS, LP
CASH AVAILABLE FOR DISTRIBUTION
(unaudited)
(dollars in thousands, except per unit data)
For the Three Months Ended
December 31, 2014

Net sales	$800,179
Operating costs and expenses:
Cost of sales	697,919
Direct operating expenses	25,944
Selling, general and administrative expenses	6,941
Depreciation and amortization	14,067
Total operating costs and expenses	744,871
Operating income	55,308
Interest expense	(12,229)
Other income, net	19
Income before state income tax expense	43,098
State income tax expense	999
Net income	$42,099
Adjustments to reconcile net income to Adjusted EBITDA:
Interest expense	12,229
State income tax expense	999
Depreciation and amortization	14,067
Adjusted EBITDA	$69,394
Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
less: Maintenance/growth capital expenditures	2,133
less: Major and non-major turnaround and catalyst replacement capital expenditures	9,586
less: Major turnaround reserve for future years	1,500
less: Principal payments	625
less: State income tax payments	342
less: Interest paid in cash	11,203
Cash available for distribution	$44,005

Common units outstanding (in 000's)	62,507

Cash available for distribution per unit	$0.70

Non-GAAP Financial Measure
Adjusted EBITDA represents earnings before state income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.